Exhibit 5(i)

[Letterhead of Richards, Layton & Finger, P.A.]

February 24, 2012

Merrill Lynch Capital Trust II

c/o Merrill Lynch & Co., Inc.

4 World Financial Center

New York, New York 10080

Re:	Merrill Lynch Capital Trust II

Ladies and Gentlemen:

We have acted as special Delaware counsel for Merrill Lynch & Co., Inc., a Delaware corporation (the “Company”), and Merrill Lynch Capital Trust II, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a) The Certificate of Trust of the Trust, dated as of April 19, 2007, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on April 19, 2007, as amended by the Certificate of Amendment pursuant to Section 3807(e) of the Delaware Statutory Trust Act, as filed in the office of the Secretary of State on January 15, 2008, as further amended by the Certificate of Amendment pursuant to Section 3807(e) of the Delaware Statutory Trust Act, as filed in the office of the Secretary of State on June 30, 2008 (as so amended, the “Certificate”);

(b) The Trust Agreement of the Trust, dated as of April 19, 2007, by and among the Company, as sponsor, and the trustees of the Trust named therein;

(c) An Instrument of Appointment of Administrative Trustee of the Trust, dated as of September 20, 2011, by the Company and accepted by Angela C. Jones;

(d) A Removal and Appointment of Administrative Trustees of the Trust, dated as of February 23, 2012, by the Company and acknowledged and agreed to by Timothy L. Pratt;

(e) The Form S-3 Registration Statement (the “Registration Statement”), to be filed by the Company, the Trust and others with the Securities and Exchange Commission on February 24, 2012, including a prospectus relating, inter alia, to the trust preferred securities of the Trust representing undivided beneficial interests in the assets of the Trust (each, a “Capital Security” and collectively, the “Capital Securities”);

Merrill Lynch Capital Trust II

February 24, 2012

(f) The Amended and Restated Trust Agreement of the Trust (including Exhibits A and B thereto), dated as of May 2, 2007 (the “Trust Agreement”), among the Company, as the sponsor, the administrators of the Trust named therein, the trustees of the Trust named therein, and the holders, from time to time, of undivided beneficial interests in the assets of the Trust;

(g) A specimen Capital Security Certificate, dated May 2, 2007, registered in the name of Cede & Co., relating to 20,000,000 of the Trust’s Capital Securities;

(h) A specimen Capital Security Certificate, dated May 2, 2007, registered in the name of Cede & Co., relating to 18,000,000 of the Trust’s Capital Securities; and

(i) A Certificate of Good Standing for the Trust, dated February 24, 2012, obtained from the Secretary of State.

Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (i) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (i) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of each natural person who is a signatory to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us,

Merrill Lynch Capital Trust II

February 24, 2012

(vi) the receipt by each Person to whom a Capital Security was issued by the Trust (collectively, the “Security Holders”) of a Capital Securities Certificate evidencing ownership of such Capital Security and the payment for the Capital Security acquired by it, in accordance with the Trust Agreement, and (vii) that the Capital Securities were issued and sold to the Security Holders in accordance with the Trust Agreement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act.

2. The Capital Securities represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

3. The Security Holders, as beneficial owners of the Trust, are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Security Holders may be obligated to make payments as set forth in the Trust Agreement.

Merrill Lynch Capital Trust II

February 24, 2012

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

Very truly yours,

/s/ Richards, Layten & Finger, P.A.

BJK/ARH